                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]  Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary  Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Under Rule 14a-12

                            CENTURY ALUMINUM COMPANY
                (Name of Registrant as Specified In Its Charter)

       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (check the appropriate box):

[X]    No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

     1) Title of each class of securities to which transaction applies: N/A

     2) Aggregate Number of securities to which transaction applies:    N/A

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the
        filing fee is calculated and state how it was determined):       N/A

     4) Proposed maximum aggregate value of transaction:                 N/A

     5) Total fee paid:                                                  N/A

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount Previously Paid:                                          N/A

    2)  Form, Schedule or Registration Statement No.:                    N/A

    3)  Filing Party:                                                    N/A

    4)  Date Filed:                                                      N/A

                            [CENTURY ALUMINUM LOGO]



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 25, 2002


TO THE STOCKHOLDERS:

     The Annual Meeting of Stockholders of Century Aluminum Company (the "Company") will be held at 9:00 a.m., local time, on Tuesday, June 25, 2002, at the Executive Offices of the Company, 2511 Garden Road, Suite 200, Monterey, California, for the following purposes:

     1. To elect two directors to serve for a term of three years expiring at the Annual Meeting of Stockholders to be held in 2005;

     2. To consider and act upon a proposal to ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending December 31, 2002; and

     3. To transact such other business as may properly come before the Annual Meeting or at any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on May 10, 2002, as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting of Stockholders and at any adjournments or postponements thereof.


                                       By Order of the Board of Directors,

                                       /s/ Gerald J. Kitchen
                                       ---------------------------------------
                                       Gerald J. Kitchen
                                       Executive Vice President,
                                       General Counsel,
                                       Chief Administrative Officer
                                       and Secretary
Monterey, California
May 20, 2002




                             YOUR VOTE IS IMPORTANT
         IF YOU DO NOT EXPECT TO ATTEND THE ANNUAL MEETING, OR IF YOU DO
        PLAN TO ATTEND BUT WISH TO VOTE BY PROXY, PLEASE COMPLETE, SIGN,
        DATE AND RETURN PROMPTLY THE ENCLOSED PROXY CARD IN THE ENCLOSED
                             POSTAGE-PAID ENVELOPE.

                            CENTURY ALUMINUM COMPANY

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 25, 2002

GENERAL

     This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Century Aluminum Company, a Delaware corporation (the "Company"), of proxies for use at the Annual Meeting of Stockholders to be held on June 25, 2002, commencing at 9:00 a.m., local time, at the Executive Offices of the Company, 2511 Garden Road, Suite 200, Monterey, California, and at any adjournments or postponements thereof. The matters to be considered and acted upon at the meeting are described below in this Proxy Statement.

     The principal executive offices of the Company are located at 2511 Garden Road, Suite 200, Monterey, California 93940. The approximate mailing date of this Proxy Statement and the accompanying proxy is May 20, 2002.

VOTING RIGHTS AND VOTES REQUIRED

     Only stockholders of record at the close of business on May 10, 2002, will be entitled to notice of and to vote at the Annual Meeting. As of such record date, the Company had outstanding 20,554,302 shares of common stock. Each stockholder is entitled to one vote for each share of common stock held. The holders of a majority of the outstanding shares will constitute a quorum for the transaction of business at the meeting. Shares of common stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the meeting.

     The affirmative vote of the holders of a plurality of the shares of common stock present or represented at the meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of common stock present or represented at the meeting and entitled to vote is required for the ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for the current fiscal year. Shares represented by a properly signed proxy card received pursuant to this solicitation will be voted in accordance with the instructions thereon. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the number of shares present and entitled to vote with respect to any particular matter, but will not be counted as a vote in favor of such matter. Accordingly, an abstention from voting on a matter will have the same legal effect as a vote against the matter. If a broker or nominee holding stock in "street name" indicates on the proxy that it does not have discretionary authority to vote as to a particular matter, those shares will not be considered as present and entitled to vote with respect to such matter.

     A stockholder may revoke a proxy at any time before it is exercised by submitting a later-dated proxy, notifying the Secretary of the Company in writing, or voting in person at the meeting.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth certain information concerning the beneficial ownership of the Company's common stock as of May 10, 2002 (except as otherwise noted) by: (i) each person known by the Company to be the beneficial owner of five percent or more of the outstanding shares of common stock, (ii) each director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table under the heading "Executive Compensation" below, and (iv) all directors and executive officers of the Company as a group. All of the issued and outstanding shares of the Company's convertible preferred stock are held by Glencore International AG, as described more fully in footnote 2 below.

                                                                     AMOUNT AND NATURE OF
NAME OF BENEFICIAL OWNER                                            BENEFICIAL OWNERSHIP(1)     PERCENTAGE OF CLASS

Glencore International AG......................................              9,320,089(2)               42.5
FMR Corp.......................................................              2,159,670(3)               10.5
Dimensional Fund Advisors Inc..................................              1,372,300(4)                6.7
DePrince, Race & Zollo, Inc....................................              1,214,425(5)                5.9
David W. Beckley...............................................                116,928(6)                 *
Roman A. Bninski...............................................                 18,500(7)                 *
Craig A. Davis.................................................                322,940(8)                1.6
John C. Fontaine...............................................                 18,750(9)                 *
E. Jack Gates..................................................                 16,434(10)                *
William R. Hampshire...........................................                 15,400(11)                *
Gerald J. Kitchen..............................................                132,597(12)                *
Gerald A. Meyers...............................................                195,454(13)                *
John P. O'Brien................................................                 17,000(14)                *
Stuart M. Schreiber............................................                 14,000(15)                *
Willy R. Strothotte............................................                 18,500(16)                *
All directors and executive officers as a group (14 persons)...                956,431(17)               4.5


* Less than one percent.

(1) Each individual or entity has sole voting and investment power, except as otherwise indicated.
(2) Based on information set forth in a Schedule 13D filing dated April 12, 2001, Glencore International AG beneficially owns such shares through affiliates, including Glencore AG, which directly owns 9,320,089 shares, including 7,925,000 shares of common stock and 500,000 shares of Century's convertible preferred stock (the "Convertible Preferred Stock"). The Convertible Preferred Stock is convertible at any time, at the option of the holder, into 1,395,089 shares of Century common stock. The business address of each of Glencore International AG and Glencore AG is Baarermattstrasse 3, P.O. Box 555, CH 6341, Baar, Switzerland.
(3) Based upon information as of April 30, 2002, set forth in a Schedule 13G filing dated May 10, 2002, FMR Corp. has sole voting power with respect to 1,600,450 shares and sole investment power with respect to 2,159,670 shares. The business address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109. All of the shares reported as beneficially owned by FMR Corp. have also been reported as beneficially owned by Edward C. Johnson 3d, Chairman of FMR Corp., and Abigail P. Johnson, a director and owner of 24.5% of the aggregate outstanding voting stock of FMR Corp. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 1,545,550 shares reported as beneficially owned by FMR Corp. in its capacity as investment manager for certain institutional accounts.
(4) Based upon information as of December 31, 2001 set forth in a Schedule 13G filing dated February 12, 2002, Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, has sole voting and investment power with respect to such shares. All of these shares are owned by advisory clients of Dimensional and Dimensional disclaims beneficial ownership of all such securities. The business address of Dimensional is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

                                         (Footnotes continued on following page)

(Footnotes continued from previous page)

(5) Based upon information as of December 31, 2001, set forth in a Schedule 13G filing dated February 14, 2002, DePrince, Race & Zollo, Inc. ("DePrince"), an investment advisor, has sole voting and investment power with respect to such shares. The business address of DePrince is 201 S. Orange Ave., Suite 850, Orlando, Florida 32801.
(6)  Includes 80,000 shares which are subject to options presently exercisable.
(7)  Includes 18,500 shares which are subject to options presently exercisable.
(8) Includes 150,000 shares which are subject to options presently exercisable. Excludes 9,320,089 shares beneficially owned by Glencore International AG, of which Mr. Davis is a director.
(9) Includes 250 shares owned jointly with Mr. Fontaine's wife. Also includes 18,500 shares which are subject to options presently exercisable.
(10) Includes 13,333 shares which are subject to options presently exercisable or exercisable within 60 days.
(11) Includes 2,500 shares which are subject to options presently exercisable. Also includes 5,400 shares owned by Mr. Hampshire's wife.
(12) Includes 61,666 shares which are subject to options presently exercisable.
(13) Includes 100,000 shares which are subject to options presently exercisable.
(14) Includes 12,000 shares which are subject to options presently exercisable or exercisable within 60 days.
(15) Includes 14,000 shares which are subject to options presently exercisable.
(16) Includes 18,500 shares which are subject to options presently exercisable. Excludes 9,320,089 shares beneficially owned by Glencore International AG, for which Mr. Strothotte serves as Chairman of the Board of Directors.
(17) Includes 505,666 shares which are subject to options presently exercisable. Excludes 9,320,089 shares beneficially owned by Glencore International AG.


                            1. ELECTION OF DIRECTORS

     The Company's Board of Directors consists of eight members, divided into three classes: Class I, Class II and Class III. Directors in each such class are elected to serve for three-year terms, with each class standing for election in successive years. At the Annual Meeting, two Class III Directors will be elected to serve until the third succeeding Annual Meeting of the Stockholders of the Company in 2005. If no direction is given to the contrary, all proxies received by the Board of Directors will be voted "FOR" the election as director of each of the nominees identified below. In the event that any nominee declines or is unable to serve, the proxy solicited herewith may be voted for the election of another person in his stead at the discretion of the proxies. Each of the nominees hereinafter named has indicated his willingness to serve if elected, and the Board of Directors has no reason to believe that any of the nominees will not be available to serve. Set forth below is certain information concerning the two nominees for election and the other directors of the Company with unexpired terms of office. Each nominee is currently a director of the Company.


    NOMINEES FOR ELECTION OF CLASS III DIRECTORS WITH TERMS TO EXPIRE IN 2005

                                                   BUSINESS EXPERIENCE AND PRINCIPAL OCCUPATION OR       DIRECTOR
NAME AND AGE                                     EMPLOYMENT DURING PAST 5 YEARS; OTHER DIRECTORSHIPS       SINCE
------------                                     ---------------------------------------------------       -----

Craig A. Davis ......................61         Chairman and Chief Executive Officer of the Company        1995
                                                since August 1995; Director of Glencore
                                                International AG since December 1993 and Executive
                                                of Glencore International AG from September 1990 to
                                                June 1996; former Executive Vice President of Alumax
                                                Inc.

William R. Hampshire (1).............74         Vice-Chairman of the Company since August 1995;            1995
                                                independent consultant since 1990; former President
                                                and Chief Executive Officer of Howmet Aluminum
                                                Corporation.

                 CLASS I DIRECTORS WITH TERMS TO EXPIRE IN 2003

                                                   BUSINESS EXPERIENCE AND PRINCIPAL OCCUPATION OR       DIRECTOR
NAME AND AGE                                     EMPLOYMENT DURING PAST 5 YEARS; OTHER DIRECTORSHIPS       SINCE
------------                                     ---------------------------------------------------       -----

Roman A. Bninski (2) ................56         Partner, law firm of Curtis, Mallet-Prevost, Colt &        1996
                                                Mosle LLP, New York, New York since 1984.

Stuart M. Schreiber (1) .............48         Founder and Managing Director, Integis, Inc. since         1999
                                                1997; former partner, Heidrick & Struggles from 1988
                                                to 1997.

Willy R. Strothotte..................58         Chairman of  the Board of Glencore International AG        1996
                                                since 1994 and Chief Executive Officer of Glencore
                                                International AG from 1993 to 2001; Chairman of the
                                                Board of Xstrata AG (formerly Sudelektra Holding AG)
                                                since 1990.

                 CLASS II DIRECTORS WITH TERMS TO EXPIRE IN 2004

                                                   BUSINESS EXPERIENCE AND PRINCIPAL OCCUPATION OR       DIRECTOR
NAME AND AGE                                     EMPLOYMENT DURING PAST 5 YEARS; OTHER DIRECTORSHIPS       SINCE
------------                                     ---------------------------------------------------       -----

John C. Fontaine (1)(2).............70          Of Counsel, law firm of Hughes Hubbard & Reed LLP          1996
                                                since January 2000 and partner from July 1997 to
                                                December 1999; President of Knight-Ridder, Inc. from
                                                July 1995 to July 1997; Chairman of the Samuel H.
                                                Kress Foundation.

Gerald A. Meyers.....................52         President and Chief Operating Officer of the Company       1995
                                                since August 1995; Operations Manager of Logan
                                                Aluminum (joint venture between Alcan Aluminum
                                                Limited and Atlantic Richfield Company) from
                                                November 1988 to December 1992.

John P. O'Brien (1)(2)...............60         Managing Director of Inglewood Associates Inc. since       2000
                                                1990 after serving as Southeast Regional Managing
                                                Partner for Price Waterhouse from 1985 though 1990;
                                                Chairman of Allied Construction Products and a
                                                Director of American Italian Pasta Co. and
                                                International Total Services, Inc.

(1)  Member of Compensation Committee.
(2)  Member of Audit Committee.

     Mr. Davis will cease to be Chief Executive Officer effective January 1, 2003, at which time Mr. Meyers will become Chief Executive Officer. Mr. Davis will remain Chairman of the Board of Directors through 2004.

BOARD AND BOARD COMMITTEE MEETINGS; DIRECTORS' COMPENSATION

     The entire Board of Directors met four times during 2001, and each director attended all of those meetings in person or by telephone. In addition, there were three meetings of the Board's outside directors, Messrs. Fontaine, Hampshire, O'Brien and Schreiber, and each of those directors attended all such meetings in person or by telephone. Each director serving on a Board Committee attended all meetings of the Board Committee(s) on which he served, either in person or by telephone. The Board of Directors has appointed an Audit Committee and a Compensation Committee to assist in handling the various functions of the Board. The Board does not have a standing Nominating Committee.

     The Audit Committee members are Messrs. Bninski, Fontaine and O'Brien. The Audit Committee oversees the financial reporting process for which management is responsible, reviews with the auditors the scope and results of the audit, reviews with the Company's internal auditors the scope and results of the Company's internal audit procedures, reviews the independence of the audit and non-audit services provided by auditors, considers the range of audit and non-audit fees, reviews and discusses with the Company's independent auditors and management the effectiveness of the Company's system of internal accounting controls, and makes inquiries into other matters within the scope of its duties. In 2001, the Audit Committee held five meetings.

     The members of the Compensation Committee are Messrs. Fontaine, Hampshire, Schreiber and O'Brien. The Compensation Committee reviews and establishes the compensation of the Company's executive officers and has oversight responsibility for administering and awarding grants under the Company's 1996 Stock Incentive Plan. In 2001, the Compensation Committee held four meetings.

     Directors who are full-time salaried employees of the Company are not compensated for their service on the Board or on any Board Committee. Non-employee directors receive an annual retainer of $26,000 for their services, except that the Vice-Chairman receives an annual retainer of $31,000. In addition, each non-employee director receives a fee of $1,000 for each Board or Board Committee meeting attended. All directors are reimbursed for their travel and other expenses incurred in attending Board and Board Committee meetings.

     Under the Company's Non-Employee Directors Stock Option Plan, each director who is not an employee of the Company received a one-time grant of options to purchase 10,000 shares of common stock, and the Vice-Chairman received a one-time grant of options to purchase 25,000 shares of common stock. Such grants became effective upon the consummation of the Company's initial public offering at an exercise price equal to the initial public offering price, except in the cases of Messrs. Fontaine, Schreiber, Strothotte and O'Brien, whose grants became effective upon their election as directors at an exercise price equal to the market price of the Company's common stock at such times. The options vested one-third on the grant date, with an additional one-third vesting on each of the first and second anniversaries of the grant date. In addition, the Non-Employee Directors Stock Option Plan provides for automatic annual grants to each non-employee director continuing in office after the annual meeting of stockholders in each year of options to purchase 2,000 shares of Company common stock at an exercise price equal to the market price of such shares on the date of the grant.

     Mr. Strothotte was designated to serve as a director of the Company by Glencore International AG.

EXECUTIVE COMPENSATION

      Summary Compensation Table

       The following table sets forth information with respect to the compensation paid or awarded by the Company to the Chief Executive Officer and the four other most highly compensated executive officers (collectively, the "Named Executive Officers") for services rendered in all capacities during 1999, 2000 and 2001.

                                                                               LONG-TERM
                                                                              COMPENSATION
                                           ANNUAL COMPENSATION               AWARDS/PAYOUTS
                                  ----------------------------------------  -----------------
                                                                 OTHER
                                                                ANNUAL
                                                                COMPEN-                            ALL OTHER
NAME AND PRINCIPAL                                              SATION      RESTRICTED STOCK      COMPENSATION
POSITION                  YEAR    SALARY ($)     BONUS ($)      ($)(1)       AWARDS ($)(2)           ($)(3)
---------------------     ----    ----------   -----------     --------     -----------------     -------------
Craig A. Davis            2001     $ 695,179    $ 486,000         -0-             -0-              $   6,120
  Chairman and Chief      2000     $ 651,598    $ 540,000         -0-             -0-              $  16,975
  Executive Officer       1999     $ 615,442    $ 800,000         -0-             -0-              $   8,442


Gerald A. Meyers          2001     $ 312,689    $ 157,500     $ 31,038            -0-              $   7,925
  President and Chief     2000     $ 294,812    $ 175,000         -0-             -0-              $   9,984
  Operating Officer       1999     $ 278,829    $ 350,000         -0-             -0-              $   7,165


Gerald J. Kitchen         2001     $ 248,939    $ 122,500     $ 25,586            -0-              $   9,585
  Executive Vice          2000     $ 233,683    $ 136,000         -0-             -0-              $  13,218
  President, General      1999     $ 221,064    $ 285,000         -0-             -0-              $   6,888
  Counsel, Chief
  Administrative
  Officer and Secretary


David W. Beckley          2001     $ 246,720    $ 121,250     $ 25,589            -0-              $   9,920
  Executive Vice          2000     $ 231,855    $ 134,500     $ 21,267            -0-              $   8,950
  President and Chief     1999     $ 220,611    $ 165,000         -0-             -0-              $   6,888
  Financial Officer


E. Jack Gates             2001     $ 182,292    $ 129,914(4)      -0-             -0-              $  82,456
  Vice President          2000     $ 12,329(5)      -0-           -0-             -0-                   -0-



(1) Represents reimbursement of interest expense incurred in connection with funds borrowed to pay estimated taxes on the value of common shares issued upon vesting of performance share grants.

(2) The Company made restricted share awards in March of 1996 in the following amounts to the following Named Executive Officers: Craig A. Davis, 150,000; Gerald A. Meyers, 100,000; Gerald J. Kitchen, 80,000; and David W. Beckley, 80,000. Restricted shares vested one-third on March 28, 1999, one-third on March 28, 2000 and the final one-third vested on March 28, 2001. Dividend equivalents accrued on restricted shares from the date of grant and became payable upon vesting. The aggregate amount of accrued dividend equivalents paid to the following Named Executive Officers upon the final vesting of their restricted shares on March 28, 2001 was as follows: Craig A. Davis, $50,000; Gerald A. Meyers, $33,334; Gerald J. Kitchen, $26,668; and David
     W. Beckley, $26,668.

(3) All other compensation is comprised of the Company's matching contributions under the Company's Defined Contribution Retirement Plan for each of the Named Executive Officers. In 2001, those contributions were $6,120 for each of Messrs. Davis, Meyers, Kitchen and Beckley and $5,744 for Mr. Gates. All other compensation also includes Company paid life insurance premiums in 2001 in the amounts of $1,805, $3,465, $3,800 and $962 for Messrs. Meyers, Kitchen, Beckley and Gates, respectively. Includes, for Mr. Gates, one-time relocation and related costs in the amount of $75,750 relating to Mr. Gates' relocation to Owensboro, Kentucky.

(4) Includes $34,782 which represents the dollar value of a special stock grant of 2,645 shares made by the Company to Mr. Gates on December 14, 2001, based on the average sales price of the Company's common stock on the NASDAQ National Market of $13.15 per share on January 2, 2002, the date the shares vested. Also includes accrued dividend equivalents of $132 on such shares which was paid to Mr. Gates upon vesting.

(5)  Mr. Gates joined the Company in December 2000.

     Fiscal Year End Option Value Table

     The following table sets forth information regarding the aggregate number and value of options held by the Named Executive Officers as of December 31, 2001.

                                              NUMBER OF SHARES
                                       UNDERLYING UNEXERCISED OPTIONS      VALUE OF UNEXERCISED OPTIONS
                                         AT DECEMBER 31, 2001 (#)(1)        AT DECEMBER 31, 2001 ($)(2)
                                       -------------------------------     ------------------------------
NAME                                    EXERCISABLE     UNEXERCISABLE      EXERCISABLE     UNEXERCISABLE
----                                    -----------     -------------      -----------     -------------
Craig A. Davis                            150,000             0              $54,000             --
Gerald A. Meyers                          100,000             0              $36,000             --
Gerald J. Kitchen                          61,666             0              $22,200             --
David W. Beckley                           80,000             0              $28,800             --
E. Jack Gates                               6,666           13,334           $42,062          $84,138


(1) The options shown in the table for Messrs. Davis, Meyers, Kitchen and Beckley were granted in March 1996, at an exercise price of $13.00 per share. The options became exercisable in three installments: one-third on the date of grant and one-third on each of the first and second anniversaries of the date of grant. The options shown in the table for Mr. Gates were granted in December 2000 at an exercise price of $7.05 per share. One-third became exercisable in June 2001, and the remaining options will become exercisable one-third in June 2002 and one-third in June 2003.

(2) Value is calculated by multiplying: (i) the amount by which the option exercise price is less than $13.36, the last reported sale price of the Company's common stock on the NASDAQ National Market on December 31, 2001, by (ii) the number of shares underlying the respective options.

     Long-Term Incentive Plan Awards Table

     The following table sets forth information with respect to performance shares awarded to Messrs. Craig A. Davis, Gerald A. Meyers, Gerald J. Kitchen, David W. Beckley and E. Jack Gates under the Company's 1996 Stock Incentive Plan (the "Plan"). In accordance with guidelines adopted under the Plan, performance shares were awarded for 1998, the two-year period from 1998 through 1999, and thereafter, for rolling three-year periods beginning with 1998 through 2000. Because the earnings before taxes targets established for the two-year period ending in 1999 and the three-year periods ending in 2000 and 2001 were not met, all of the performance shares for those periods were forfeited. In 2001, the Board of Directors approved an amendment to the guidelines under the Plan that expanded the scope of the Company's performance targets to include, in addition to the achievement of financial targets, achievement of specific operating targets and long-term strategic targets (collectively, the "Award Targets"). The new performance guidelines were implemented beginning with the three-year period 2001 through 2003.

             LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

                                                PERFORMANCE OR            ESTIMATED FUTURE COMMON STOCK PAYOUTS
                                                 OTHER PERIOD               UNDER NON-STOCK PRICE-BASED PLANS
                               PERFORMANCE      MATURATION OR      ------------------------------------------------------
             NAME             SHARES (#)(1)        PAYOUT          THRESHOLD (#)     TARGET (#)(4)(5)    MAXIMUM (#)(5)
                                                                   ------------------------------------------------------
    Craig A. Davis                  -0-           2000-2002(2)          --                --                 --
                                  73,686          2001-2003             -0-             73,686            110,529
                                  49,823          2002-2004             -0-             49,823             74,735

    Gerald A. Meyers                -0-           2000-2002(2)          --                --                 --
                                  32,440          2001-2003             -0-             32,440             48,660
                                  21,285          2002-2004             -0-             21,285             31,928

    Gerald J. Kitchen               -0-           2000-2002(2)          --                --                 --
                                  19,765          2001-2003             -0-             19,765             29,618
                                  13,182          2002-2004             -0-             13,182             19,773

                                             (Table continued on following page)

(Table continued from previous page)


                                               PERFORMANCE OR               ESTIMATED FUTURE COMMON STOCK PAYOUTS
                                                OTHER PERIOD
                                                                            UNDER NON-STOCK PRICE-BASED PLANS
                               PERFORMANCE      MATURATION OR      ----------------------------------------------------
             NAME             SHARES (#)(1)        PAYOUT          THRESHOLD (#)     TARGET (#)(4)(5)    MAXIMUM (#)(5)
                                                                   ----------------------------------------------------

    David W. Beckley                -0-           2000-2002(2)          --                --                 --
                                  19,564          2001-2003             -0-             19,564             29,618
                                  13,042          2002-2004             -0-             13,042             19,563

    E. Jack Gates                  5,102          2000-2002            2,551(3)          5,102              7,653
                                  11,170          2001-2003             -0-             11,170             16,755
                                   8,037          2002-2004             -0-              8,037             12,056


(1) Performance shares represent shares of Company common stock that, upon vesting, are issued to the award recipient. Except as described herein, performance shares are forfeited if the award recipient is not employed full-time by the Company at the end of the award cycle period. In the event of death, disability or retirement, the award recipient will receive a pro rata award based upon the number of weeks employed during the award cycle period. Dividend equivalents accrue on performance shares and are paid upon vesting.

(2) In connection with their participation in the Enhanced Supplemental Retirement Plan (see the description under the heading "Enhanced Supplemental Retirement Plan" below), Messrs. Davis, Meyers, Kitchen and Beckley relinquished their entitlement to performance shares under the Plan for the three-year period 2000 through 2002.

(3) For Mr. Gates, the threshold payouts represent the minimum number of shares that will vest during the three-year period from 2000 through 2002 if the Company meets a minimum percentage of a target level of earnings before taxes for the period or exceeds industry return on invested capital criteria. If the Company does not meet either of these performance criteria, no shares will vest.

(4) Target payouts represent the target number of shares that will vest if the Company achieves its Award Targets in their entirety for the period. The Compensation Committee of the Board of Directors has retained full discretion to modify awards under the guidelines. If Award Targets are not achieved in their entirety, awards may be adjusted downward or eliminated in their entirety. In addition, regardless of performance against Award Targets, the Compensation Committee's discretion includes the right to determine that, should circumstances warrant, no award would be payable. For Mr. Gates only, the target payouts for the three-year period from 2000 through 2002 represent the target number of shares that will vest if the Company meets 100% of the target level of earnings before taxes for the period.

(5) Maximum payouts represent the maximum number of shares that the Compensation Committee is authorized to award if the Company exceeds all of its Award Targets. For Mr. Gates only, the maximum payouts for the three-year period from 2000 through 2002 represent the maximum number of shares that will vest if the Company reaches 125% of the target level of earnings before taxes for the period. In cases where the target is exceeded, the number of shares vested in excess of the target number of shares is calculated by converting the excess award into cash and reconverting the excess award into shares at the greater of the share price calculated at the time of the award or the average share price for the month preceding the month in which the shares vest.


     Pension Plan Table

     The Company maintains a non-contributory defined benefit pension plan for salaried employees of the Company who meet certain eligibility requirements. The table on the following page shows estimated annual benefits payable upon retirement in specified compensation and years of service classifications. The figures shown include supplemental benefits payable to the Named Executive Officers, exclusive of benefits payable to participants under the enhanced supplemental retirement plan described below.

                               PENSION PLAN TABLE

                                                        YEARS OF CREDITED SERVICE
                       -------------------------------------------------------------------------------------------
  REMUNERATION              5         10          15          20          25          30         35          40
                       -------------------------------------------------------------------------------------------
    $  100,000         $   7,500  $  15,000   $  22,500   $  30,000   $  37,500   $  45,000  $  52,500   $  60,000
    $  200,000         $  15,000  $  30,000   $  45,000   $  60,000   $  75,000   $  90,000  $ 105,000   $ 120,000
    $  300,000         $  22,500  $  45,000   $  67,500   $  90,000   $ 112,500   $ 135,000  $ 157,500   $ 180,000
    $  400,000         $  30,000  $  60,000   $  90,000   $ 120,000   $ 150,000   $ 180,000  $ 210,000   $ 240,000
    $  500,000         $  37,500  $  75,000   $ 112,500   $ 150,000   $ 187,500   $ 225,000  $ 262,500   $ 300,000
    $  600,000         $  45,000  $  90,000   $ 135,000   $ 180,000   $ 225,000   $ 270,000  $ 315,000   $ 360,000
    $  700,000         $  52,500  $ 105,000   $ 157,500   $ 210,000   $ 262,500   $ 315,000  $ 367,500   $ 420,000
    $  800,000         $  60,000  $ 120,000   $ 180,000   $ 240,000   $ 300,000   $ 360,000  $ 420,000   $ 480,000
    $  900,000         $  67,500  $ 135,000   $ 202,500   $ 270,000   $ 337,500   $ 405,000  $ 472,500   $ 540,000
    $1,000,000         $  75,000  $ 150,000   $ 225,000   $ 300,000   $ 375,000   $ 450,000  $ 525,000   $ 600,000
    $1,100,000         $  82,500  $ 165,000   $ 247,500   $ 330,000   $ 412,500   $ 495,000  $ 577,500   $ 660,000
    $1,200,000         $  90,000  $ 180,000   $ 270,000   $ 360,000   $ 450,000   $ 540,000  $ 630,000   $ 720,000
    $1,300,000         $  97,500  $ 195,000   $ 292,500   $ 390,000   $ 487,500   $ 585,000  $ 682,500   $ 780,000
    $1,400,000         $ 105,000  $ 210,000   $ 315,000   $ 420,000   $ 525,000   $ 630,000  $ 735,000   $ 840,000

     The plan provides lifetime annual benefits starting at age 62 equal to twelve (12) multiplied by the greater of: (i) 1.5% of final average monthly compensation multiplied by years of credited service (up to 40 years), or (ii) $22.25 multiplied by years of credited service (up to 40 years), less the total monthly vested benefit payable as a life annuity at age 62 under plans of a predecessor. Final average monthly compensation means the highest monthly average for 36 consecutive months in the 120-month period ending on the last day of the calendar month completed at or prior to a termination of service. Participants' pension rights vest after a five-year period of service. An early retirement benefit (actuarially reduced beginning at age 55) and a disability benefit are also available.

     The compensation covered by the plan includes all compensation, subject to certain exclusions, before any reduction for 401(k) contributions, subject to the maximum limits under the Internal Revenue Code of 1986, as amended (the "Code"). The years of credited service for Messrs. Davis, Meyers, Kitchen, Beckley and Gates at December 31, 2001, were approximately 9, 9, 6, 6 and 1, respectively.

     Enhanced Supplemental Retirement Plan

     The Company adopted an enhanced supplemental retirement benefit plan (the "Enhanced SRP") in 2001 in order to permit selected senior executives to achieve estimated levels of retirement income when, due to the executive's age and potential years of service at normal retirement age, benefits under the Company's existing qualified and nonqualified defined benefit pension plans are projected to be less than a specified percentage of the executive's estimated final average annual pay. Messrs. Davis, Meyers, Kitchen and Beckley were selected to participate in this plan at fifty percent (50%) of their estimated final average compensation during each executive's final five years of service. The Company believes this level of retirement benefit is commensurate with retirement benefits paid to senior executives of comparable companies. Under the Enhanced SRP, these senior executives will be entitled to receive an annual supplemental retirement benefit in the following amounts if they remain employed by the Company from January 1, 2001, for a period of four years in the case of Mr. Davis and five years in the cases of Messrs. Meyers, Kitchen and Beckley:
Craig A. Davis, $425,000; Gerald A. Meyers, $200,000; Gerald J. Kitchen, $145,000; and David. W. Beckley, $145,000.

     If an executive's employment is terminated prior to the end of the requisite period, the annual supplemental retirement benefit will be reduced pro rata for each year of employment less than the required four or five years. However, an executive will receive the full benefit in the event of disability, change in control or termination of employment without cause. The Company intends to invest funds to meet the Enhanced SRP obligations through the purchase of key-man life insurance policies on the lives of the participating executives. The policies will be owned by the Company and will be placed in Rabbi Trusts to secure the Company's payment obligations.

EMPLOYMENT AGREEMENTS

     The Company entered into employment agreements with each of Messrs. Craig
A. Davis, Gerald A. Meyers, Gerald J. Kitchen and David W. Beckley, effective January 1, 2002, providing for terms of employment of three years. Under the agreements, the base salaries of Messrs. Meyers, Kitchen and Beckley may not be reduced below $340,000, $258,000 and $255,250, respectively. Mr. Davis will cease to be Chief Executive Officer effective January 1, 2003, but he will remain Chairman of the Board of Directors through 2004. Mr. Davis' employment agreement provides for a base salary of $718,500 for 2002 and $500,000 for 2003 and 2004. The agreements provide that the base salaries may be subject to increases established from time to time by the Board of Directors. In addition, the executives are eligible for bonuses in accordance with the Company's annual incentive plan and stock option grants and performance share awards under the Company's 1996 Stock Incentive Plan. The agreements also provide that the executives will receive, in addition to the Enhanced SRP described above, unfunded supplemental executive retirement benefits in addition to any benefits received under the Company's qualified retirement plans. The supplemental benefit for each executive will be equal to the amount that would normally be paid under the Company's qualified retirement plans if there were no limitations under Sections 415 and 401(a)(17) of the Code. In the event of termination of employment "without cause," the terminated executive will be entitled to receive termination payments equal to 100% of his base salary and bonus (based on the highest annual bonus payment within the prior three years) for the remainder of the term of the agreement (with a minimum of one year's salary plus bonus). Any termination payments under the employment agreements may not be duplicated under the severance compensation agreements described below.

SEVERANCE COMPENSATION ARRANGEMENTS

     The Company has entered into severance compensation agreements with each of Messrs. Craig A. Davis, Gerald A. Meyers, Gerald J. Kitchen and David W. Beckley. The agreements provide that if within 36 months following a change in control of the Company, the executive's employment is terminated either: (i) by the Company for other than cause or disability, or (ii) by the executive for good reason, then such executive will receive a lump sum payment equal to three times the aggregate of the highest base salary and the highest bonus received by such executive in any of the most recent five years. Also, in the event of a change in control, the exercisability of stock options and the vesting of performance shares held by such executives will be accelerated.

     The Code imposes certain excise taxes on, and limits the deductibility of, certain compensatory payments made by a corporation to or for the benefit of certain individuals if such payments are contingent upon certain changes in the ownership or effective control of the corporation or the ownership of a substantial portion of the assets of the corporation, provided that such payments to the individual have an aggregate present value in excess of three times the individual's annualized includible compensation for the base period, as defined in the Code. The severance compensation agreements provide for additional payments to the executives in order to fully offset any excise taxes payable by an executive as a result of the payments and benefits provided in the agreements.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 2001, the members of the Compensation Committee were Messrs. John C. Fontaine, William R. Hampshire, John P. O'Brien and Stuart M. Schreiber. Mr. Hampshire served as President and Chief Operating Officer of Century Aluminum of West Virginia, Inc. (formerly Ravenswood Aluminum Corporation and a subsidiary of the Company) from April 1992 through January 1993.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

     In 2001, the Company purchased primary aluminum and alumina from Glencore International AG and its subsidiaries (collectively, "Glencore"). Such purchases, which were made at market prices, aggregated $20.0 million in 2001. During 2001, the Company purchased from Glencore approximately 46% of its alumina requirements for its interest in the Mt. Holly facility under a supply contract which runs through January 31, 2008. In April 2001, the Company entered into two five-year contracts with Glencore pursuant to which Glencore agreed to supply the remaining 54% of the Company's alumina requirements at the Mt. Holly facility and all of the Company's alumina requirements at its Ravenswood facility beginning January 1, 2002. The Company's alumina purchases from Glencore in 2001 were arms'-length transactions made at market prices.

     The Company also sold primary aluminum to Glencore in 2001. Century is party to a contract to sell to Glencore approximately 110 million pounds of the Company's share of the primary aluminum produced at the Mt.

Holly facility each year through December 31, 2009. For the year ended December 31, 2001, the Company sold Glencore $89.7 million of its share of the primary aluminum production at the Mt. Holly facility which constituted approximately 53% of the Company's total revenue from its interest in the Mt. Holly facility. In addition, the Company had forward delivery commitments to sell 25.5 million pounds of primary aluminum to Glencore at December 31, 2001. Including sales of the Mt. Holly facility production described above, sales to Glencore aggregated $111.5 million in 2001 or approximately 17% of the Company's total revenues. The Company's primary aluminum sales to Glencore in 2001 were arms'-length transactions made at market prices.

     As of December 31, 2001, the Company had outstanding forward financial sales contracts with Glencore for 232.5 million pounds of primary aluminum to hedge production in 2002 through 2003. Current accounting standards provide for cash flow hedge accounting treatment and the effective portion of the hedges are recorded on the balance sheet in accumulated other comprehensive income. As of December 31, 2001, the Company had recorded $8.3 million in other comprehensive income related to such contracts. The Company intends to continue to enter into hedging arrangements with Glencore in the future.

     On April 2, 2001, Century completed the acquisition of NSA, Ltd. ("NSA") and its 237,000 metric ton per year aluminum reduction facility in Hawesville, Kentucky (the "Hawesville facility") from Southwire Company ("Southwire"), a privately-held wire and cable manufacturing company based in Carrollton, Georgia (the "Acquisition"). The cash purchase price for the Acquisition was $466.8 million, plus the assumption of approximately $7.8 million in industrial revenue bonds (the "IRBs") related to the Hawesville Facility, and is subject to adjustments for contingent considerations. In addition, Century may be required to pay to Southwire up to an aggregate maximum of $7.0 million if the price of primary aluminum on the London Metals Exchange exceeds specified levels during the seven years following the closing date. The purchase price for the Acquisition was determined through arms' length negotiations between Century and Southwire.

     Century financed a portion of the cash purchase price for the Acquisition with $25 million in proceeds from the sale to Glencore of 500,000 shares of the Company's Convertible Preferred Stock. The Convertible Preferred Stock was sold to Glencore pursuant to the terms of a Convertible Preferred Stock Purchase Agreement, dated as of March 30, 2001, between Century and Glencore. Each share of the Convertible Preferred Stock has a liquidation preference of $50 and is convertible at any time into Century common stock at a price of $17.92 per share. The price and terms of the Convertible Preferred Stock were determined through arms'-length negotiations between Century and Glencore.

     Concurrently with the closing of the Acquisition, Century effectively sold a 20% ownership interest in the Hawesville Facility and related rights to Glencore pursuant to the terms of an Asset Purchase Agreement, dated April 2, 2001, between Century and Glencore (the "Glencore Agreement"). Under the terms of the Glencore Agreement, Glencore's 20% ownership interest in the Hawesville Facility consists of: (i) title to the recently added fifth potline at the Hawesville Facility, (ii) a 20% undivided interest in all other assets of and rights relating to the Hawesville Facility, other than its four original potlines, and (iii) a 20% ownership interest in Century Aluminum of Kentucky LLC ("CAK"), a Delaware limited liability company which holds certain intangible assets relating to the operation of the Hawesville Facility (including the alumina and power supply contracts). Century retained an 80% interest in the Hawesville Facility which consists of: (i) title to the original four potlines at the Hawesville Facility, (ii) an 80% undivided interest in all other assets of and rights relating to the Hawesville Facility, other than the fifth potline, and (iii) an 80% interest in CAK.

     The cash purchase price paid by Glencore to Century was $99.0 million. Glencore also assumed direct responsibility for a pro rata portion of the IRBs and a pro rata portion of any post-closing payments Century may be obligated to make to Southwire pursuant to the Company's agreement with Southwire. In addition, Glencore assumed responsibility for a pro rata portion of any liabilities and obligations with respect to the Hawesville Facility after closing and will share the benefit of the indemnities provided by Southwire pursuant to the Company's agreement with Southwire. The purchase price and terms were determined through arms'-length negotiations between the parties.

     Century and Glencore entered into an Owners Agreement concurrently with the closing of the sale to Glencore which, notwithstanding their separate ownership of specific assets at the Hawesville Facility, provides that each party is entitled to a pro rata portion of the aggregate production of the Hawesville Facility and is obligated to pay its pro rata portion of the expenses of the facility. In addition, the Owners Agreement provides that Glencore will pay to Century a management fee equal to 0.75% of the value of the primary aluminum produced for Glencore at the Hawesville facility as compensation for Century's services as operator of the facility.

     Mr. Craig A. Davis, Chairman and Chief Executive Officer of the Company, is a director of Glencore International AG and was an executive of Glencore International AG and Glencore AG from September 1990 until June 1996.

     Mr. Willy R. Strothotte, a director of the Company, is Chairman of the Board of Directors of Glencore International AG and served as its Chief Executive Officer from 1994 through 2001.

     Mr. Roman A. Bninski, a director of the Company, is a partner of Curtis, Mallet-Prevost, Colt & Mosle LLP, which furnishes legal services to the Company.

     Indebtedness of Management

     The Company sponsors a program whereby it offers full-recourse loans to its executives to pay their tax liability upon the vesting of performance shares (the "Tax Loans"). Each Tax Loan is secured by the vested or awarded shares which gave rise to the tax liability and must be repaid on the earlier of: (i) January 2, 2017 (the "Due Date"), (ii) on a pro rata basis, upon the sale of any shares securing the Tax Loan prior to the Due Date, or (iii) one hundred and twenty (120) days following the termination of the executive's employment. The Company pays the interest on the Tax Loan for each executive, which is equal to the applicable short-term federal funds rate, compounded semi-annually. During 2001, the following executives participated in the Company's Tax Loan program:

                                                                                         AGGREGATE TAX LOANS
                                                            MAXIMUM AGGREGATE AMOUNT     OUTSTANDING AT
NAME                       POSITION                         OF TAX LOANS DURING 2001     5/15/02
-------------------        ---------------------------      --------------------------   --------------------
Gerald J. Kitchen          Executive Vice President,                 $390,000                    $359,000
                           General Counsel, Chief
                           Administrative Officer and
                           Secretary

Daniel J. Krofcheck        Vice President and Treasurer               $81,732                     $81,732

Peter C. McGuire           Vice President and Associate               $68,992                     $68,992
                           General Counsel

Steve Schneider            Vice President                              $7,724                      $7,724

     In addition, as part of the Company's relocation assistance program, the Company offers eligible employees full-recourse loans for the purpose of paying applicable relocation expenses, including expenses related to the purchase of a home. In 2001, Steve Schneider, a Vice President of the Company, obtained $345,000 in loans from the Company in connection with the commencement of his employment with the Company in July 2001. Of that total, $145,000 was in the form of a demand note, which bore interest at six percent (6%) per annum and which was repaid by Mr. Schneider in April 2002. The remaining $200,000 was in the form of a promissory note secured by a deed of trust on Mr. Schneider's home. The promissory note bears interest at a rate of six percent (6%) per annum until July 15, 2003, and thereafter at a rate of eight percent (8%) per annum. All unpaid principal and accrued interest due under the promissory note will be immediately due and payable upon the earlier of: (i) July 15, 2006, or (ii) the termination of Mr. Schneider's employment with the Company.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     General

     The Compensation Committee of the Board of Directors (the "Committee") is comprised of Messrs. John C. Fontaine, William R. Hampshire, John P. O'Brien and Stuart M. Schreiber, all of whom are outside directors. The Committee reviews and establishes compensation of the Company's executive officers and has oversight responsibility for administering and awarding grants under the Company's 1996 Stock Incentive Plan.

     The Company has a policy of basing a significant portion of the compensation of its executive officers on the operating performance of the Company and its progress toward achieving its long term strategic objectives of increasing and diversifying primary aluminum reduction capacity, lowering its overall costs of production and improving its competitive position in the industry.

     Compensation Philosophy

     The Company's compensation programs are designed to enable the Company and its subsidiaries to attract and retain talented executives and management personnel. In order to do this, the Company believes it must be able to provide management personnel with opportunities for total compensation which are competitive with compensation which would be available from employers with whom the Company competes and companies that are seeking to hire and retain management personnel of similar quality.

     The Company's compensation programs are tied to the overall performance of the Company, as well as business unit and individual performance. Compensation is weighted towards annual incentive awards and long-term performance awards in the form of stock options and performance share units in order to provide "pay-for-performance" and to align management's and stockholders' interests in the enhancement of stockholder value. The three principal components of the Company's "pay-for-performance" executive compensation program are base salary, annual incentive cash bonuses and long-term incentive compensation.

     During 2001, the Committee undertook a thorough review of the Company's compensation programs, its compensation philosophy and the considerations involved in balancing the weight given to the Company's strategic goals, individual performance, Company financial performance and shareholder return. In its review, the Committee was assisted by outside consultants as well as by a range of information gathered by management at the Committee's request. This review indicated that in recent years, cash compensation (salary and bonuses) of top management has been appropriate, ranking the Company in the mid-range of companies the Committee considered comparable. However, the Committee also determined that the Company's long-term compensation program has been too inflexible to permit the Committee to reward performance it believes should have been rewarded and that, accordingly, the total compensation of the Company's top executives has badly lagged that of executives in comparable companies.

     Base Salary

     The Committee annually reviews the salaries of the Company's executives. Base salary levels are set at levels comparable to and competitive with the salary levels of executives of comparable aluminum and other metals corporations and employers hiring equivalent executive personnel. Actual salary levels for each individual vary based upon a subjective assessment of individual performance, experience, level of responsibility, potential contribution to the Company's future growth and profitability and the financial circumstances of the Company. The Committee has not found it practicable to assign relative weights to specific factors in determining base salary adjustments, and the specific factors used may vary among individual executives. Effective August 1, 2001, the Committee authorized increases in the Named Executive Officers' annual base salaries in amounts ranging from 5.3% to 5.9% percent which, based on available studies, were comparable to and competitive with the salary levels of equivalent executive personnel of other comparable corporations.

     Annual Incentive Awards

     The Company has an incentive compensation plan. Under this plan, executive officers (including the Chief Executive Officer) are eligible to receive each year as a bonus, a percentage of their base salary. The plan provides for suggested percentage ranges of 35% to 100% for the Named Executive Officers. Actual awards are made by the Committee on the basis of individual and Company performance and a subjective evaluation by the Committee of individual performance. In assessing the executive officers' 2001 performance, the Committee undertook to give appropriate consideration to the fact that, while weak economic conditions beyond the executive officers' control depressed sales and aluminum prices which resulted in a financial loss for the year, the individual officers performed very well, which enabled the Company to achieve its important strategic goal of completing the acquisition of Southwire Company's Hawesville, Kentucky reduction facility. Annual incentive awards of $486,000, $157,500, $122,500, $121,250 and $95,000 were paid to Messrs. Davis,
Meyers, Kitchen, Beckley and Gates, respectively, for 2001.

     Long-term Incentive Compensation

     The Committee believes that option grants and performance share awards align executive interests with stockholder interests by creating a direct link between compensation and stockholder return.

     Option grants are made from time to time to executives whose contributions have or will have a significant impact on the Company's long-term performance. The Committee's determination of whether option grants are appropriate each year is made with regard to competitive considerations, and each executive's actual grant is based upon the criteria described in the preceding paragraphs. The size of previous grants and the number of options held are not determinative of future grants. No options were granted to the Named Executive Officers in 2001.

     In 1998, the Committee established guidelines governing the granting of performance shares (the "1998 Guidelines"). The guidelines provide for the award of performance shares with performance cycles for successive three-year periods of time. Each award is determined by creating a monetary award within a percentage range of the executive's base salary, and converting the award into performance shares based on the average closing price for the Company's common stock for the month preceding that in which the grant is made. The percentage ranges of base salary are 45% to 100% for the Named Executive Officers. Vesting of performance shares is based on the Company's performance relative to "earnings before taxes" targets, and actual shares vested can range between 0% and 150% of the performance share award. Based upon 2001 performance, performance shares for the period 1999 - 2001 were forfeited.

     Three years of experience have demonstrated to the Committee that basing the vesting of performance shares solely by reference to earnings before taxes targets does not permit the Committee appropriately to recognize and compensate management for achievements the Committee feels may contribute far more to shareholder value than a single earnings test. For example, during the last three years, management accomplished a major strategic restructuring of the Company, which the Committee believes should have been rewarded with the vesting of performance shares. The Company sold its non-profitable and capital intensive rolled products business at a substantial financial gain, and it more than doubled its primary production capacity (and significantly lowered its overall cost of production) through its acquisition of an additional 23 percent interest in the Mt. Holly, South Carolina reduction facility and the purchase of an 80 percent interest in the Hawesville, Kentucky reduction facility. Despite these achievements, based on the 1998 Guidelines, only 70 percent awards were paid for 1998 and none for periods ending in 1999, 2000 or 2001.

     The Committee believes the grant of performance shares continues to serve a valuable corporate purpose and, accordingly, has broadened the goals that may be used for purposes of determining whether performance shares may vest. However, the Committee determined that it would not be appropriate to retroactively apply alternative standards in order to permit recognition of management's past performance through the vesting of performance shares that were awarded for periods ending in 1999, 2000 or 2001 or for the period that will end in 2002.

     As noted earlier, the Committee conducted an overall review of the Company's executive compensation programs. The review highlighted the fact that for certain executive officers, due to their ages and potential years of service until normal retirement, the Company's defined benefit retirement program would not provide benefits that are competitive with those paid to senior executives of comparable companies. Accordingly, the Company adopted an Enhanced Supplemental Retirement Income Benefit Plan (the "Enhanced SRP").

     The Enhanced SRP is intended to enable selected senior executive officers of the Company to achieve a retirement income approximating a designated percentage of their final average compensation, as calculated under the Company's defined benefit plan for salaried employees. Comparative compensation data prepared by outside consultants indicates that approximately two-thirds of comparable companies have such programs and that the average benefit level of those companies is 60 percent of final average compensation. Messrs. Davis, Meyers, Kitchen and Beckley have been selected to participate in this program at 50 percent of their estimated final average compensation. As a part of their participation in this program, those executives are forfeiting rights they may have had under the 1998 Guidelines to approximately 230,000 performance shares under the three year programs ending in 2001 and 2002. The benefits payable to Messrs. Davis, Meyers, Kitchen and Beckley under the Enhanced SRP are described under "Enhanced Supplemental Retirement Plan" above.

     In order to receive the maximum benefit of the Enhanced SRP, Executives selected to participate in the plan are obligated to remain employed by the Company for designated periods of time (four years in the case of Mr. Davis and five years in the cases of Messrs. Meyers, Kitchen and Beckley). Should a selected participant terminate his or her employment with the Company in fewer than the requisite number of years (other than as a result of death or disability or change in control), the benefits under the Enhanced SRP will be reduced pro rata for each year of service less than the required number.

     The Company intends to invest funds to meet the Enhanced SRP obligation through the use of Company-purchased and owned life insurance on the lives of the selected participants. The plan is designed so that the cash surrender values and death benefits under the policies will approximately equal, on a present value basis, the benefits the Company expects to pay out under the plan. The Company-owned life insurance policies will be placed in trust, an arrangement adopted by more than 80 percent of the respondent companies in the survey conducted by the outside consultants, as described above.

     Other Compensation and Benefit Matters

     In 2001, the Committee made a special stock grant of 2,645 shares to Mr. Gates.

     The Committee also approved a proposal to permit the Company to make loans to executives who have been awarded stock grants in order to enable the executives to pay their income tax liability while retaining the shares granted. Such loans would be full-recourse loans and would be secured by the pledge of the executives' shares. The loans made to certain executives in 2001 are described under "Indebtedness of Management" above.

     Compensation of the Chief Executive Officer

     Compensation of the Chief Executive Officer for 2001 was determined in accordance with the criteria set forth above. See "Executive Compensation -- Summary Compensation Table." The Committee believes that the Chief Executive Officer's compensation appropriately reflected his performance, the Company's financial performance and its progress towards its long-term strategic objectives.

     Income Tax Consequences

     For U.S. income tax purposes, the Company may deduct compensation paid as a result of the exercise of all options granted to the named Executive Officers. The Company may not, however, deduct portions of salary, bonus and other cash and non-cash compensation in excess of $1 million paid to a Named Executive Officer.


                             Respectfully Submitted,

                           The Compensation Committee

          John C. Fontaine   William R. Hampshire   John P. O'Brien

                               Stuart M. Schreiber

PERFORMANCE GRAPH

     The following line graph compares the Company's cumulative total return to stockholders with the cumulative total return of the S&P 500 Index and the Media General Aluminum Group Index during the period from December 31, 1996 through December 31, 2001. These comparisons assume the investment of $100 on December 31, 1996 and the reinvestment of dividends.


                            CENTURY ALUMINUM COMPANY
             Comparison of Cumulative Total Return to Stockholders
                  December 31, 1996 through December 31, 2001


                                  [BAR GRAPH]


                             12/31/96     12/31/97    12/31/98    12/31/99    12/31/00    12/31/01
                             --------     --------    --------    --------    --------    --------
S&P 500 Index                   100         133.36       171.47      207.56     188.66      166.24
Media General Aluminum
Group Index                     100         101.02        99.11      196.60     156.24      167.99
Century Aluminum  Company       100          79.24        56.32       91.76      70.86       84.30



AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors (the "Audit Committee") is comprised of Messrs. Roman A. Bninski, John C. Fontaine, and John P. O'Brien, all of whom are independent directors, as that term is defined under National Association of Securities Dealers listing standards. The Audit Committee operates under a written charter adopted by the Board of Directors. In accordance with its charter, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.

     The Audit Committee's job is one of oversight. The Company's management is responsible for the preparation of the Company's financial statements and the independent auditors are responsible for auditing those financial statements. The Audit Committee and the Board recognize that management (including the internal audit staff) and the independent auditors have more resources and time, and more detailed knowledge and information regarding the Company's accounting, auditing, internal control and financial reporting practices than the Audit Committee does; accordingly, the Audit Committee's oversight role does not include providing any expert or special assurance as to the financial statements and other financial information provided by the Company to its shareholders and others.

     In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence, consistent with "Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees," discussed with the auditors any relationships that may impact their objectivity and independence, including the performance of non-audit services, and satisfied itself as to the auditors' independence. The Audit Committee also discussed with management, the internal auditors and the independent auditors, the quality and adequacy of the Company's internal controls and the internal audit function's organization, responsibilities, budget and staffing. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks.

     The Audit Committee met with and discussed with the independent auditors all matters required to be discussed under generally accepted auditing standards, including those described in "Statement on Auditing Standards No. 61, Communication with Audit Committees," and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

     The Audit Committee met with and discussed with management and the independent auditors the interim financial information contained in each quarterly earnings announcement in 2001 prior to its public release and the audited financial statements of the Company as of and for the year ended December 31, 2001.

     Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Company's audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment, subject to shareholder approval, of the independent auditors and the Board concurred in such recommendation.


                             Respectfully Submitted,


                               The Audit Committee


                Roman A. Bninski   John C. Fontaine   John P. O'Brien




SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons owning more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission reports of ownership and changes in ownership of equity securities of the Company. Such persons are also required to furnish the Company with copies of all such forms.

     Based solely upon a review of the copies of such forms furnished to the Company and, in certain cases, written representations that no Form 5 filings were required, the Company believes that, with respect to the 2001 fiscal year, all required Section 16(a) filings were timely made.

             2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS


     The Board of Directors, on the recommendation of the Audit Committee, has appointed Deloitte & Touche LLP ("Deloitte") to act as the Company's independent auditors for the current fiscal year, subject to the ratification of such appointment by the affirmative vote of the holders of a majority of shares of common stock present in person or by proxy and entitled to vote at the Annual Meeting. If no direction is given to the contrary, all proxies received by the Board of Directors will be voted "FOR" ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for the current fiscal year.

     Audit Fees. The aggregate fees for professional services rendered by Deloitte in connection with their audit of the Company's consolidated financial statements and reviews of the consolidated financial statements included in the Company's Quarterly Reports on Form 10-Q for 2001 was approximately $870,000.

     Financial Information Systems Design and Implementation Fees. There were no professional services rendered by Deloitte in 2001 related to financial information systems design and implementation.

     All Other Fees. The aggregate fees for all other services rendered by Deloitte in 2001 was approximately $2,277,000 and can be sub-categorized as follows:

         Attestation Fees. The aggregate fees for attestation services rendered by Deloitte for matters such as comfort letters and consents related to SEC and other registration statements, audits of employee benefit plans, due diligence pertaining to acquisitions and consultation on accounting matters or transactions was approximately $1,425,000.

         Other Fees. The aggregate fees for all other services, such as consultation related to tax planning, advice and compliance (including acquisition related activity), assistance with a business interruption insurance claim, and evaluation and design of various employee benefit matters rendered by Deloitte in 2001 was approximately $852,000.

     The Audit Committee considered whether the provision of services described above under "All Other Fees" is compatible with maintaining the independence of Deloitte. See "Audit Committee Report" above.

     Representatives of Deloitte are expected to be present at the Annual Meeting and will be available to respond to appropriate questions from stockholders and make a statement if they desire to do so.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE CURRENT FISCAL YEAR.


                                  OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors does not know of any other matters which may come before the Annual Meeting, nor has the Company received notice of any matter by the deadline prescribed by Rule 14a-4(c) under the Exchange Act. If any other matters properly come before the meeting, the accompanying proxy confers discretionary authority with respect to any such matters, and the persons named in the accompanying proxy intend to vote in accordance with their best judgment on such matters.

     All expenses in connection with the solicitation of proxies will be borne by the Company. In addition to this solicitation, officers, directors and regular employees of the Company, without any additional compensation, may solicit proxies by mail, telephone or personal contact. Morrow & Co., Inc. has been retained to assist in the solicitation of proxies for a fee of $4,000, plus reasonable out-of-pocket expenses. The Company will, upon request, reimburse brokerage houses and other nominees for their reasonable expenses in sending proxy materials to their principals.

                              STOCKHOLDER PROPOSALS

     Stockholder proposals for inclusion in the proxy materials for the Annual Meeting in 2003 should be addressed to the Company's Secretary, 2511 Garden Road, Suite 200, Monterey, California 93940, and must be received no later than January 20, 2003. In addition, the Company's By-laws currently require that for business to be properly brought before an annual meeting by a stockholder, regardless of whether included in the Company's proxy statement, the stockholder must give written notice of his or her intention to propose such business to the Secretary of the Company, which notice must be delivered to, or mailed and received at, the Company's principal executive offices not less than forty-five
(45) days prior to the date on which the Company first mailed its proxy materials for the prior year's Annual Meeting (which cut-off date will be April 5, 2003 in the case of the Annual Meeting in 2003). Such notice must set forth as to each matter the stockholder proposes to bring before the Annual Meeting:
(i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and address of the stockholder proposing such business, (iii) the class and number of shares which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such proposal. The By-laws further provide that the chairman of the Annual Meeting may refuse to permit any business to be brought before an Annual Meeting without compliance with the foregoing procedures.


                                           By Order of the Board of Directors,

                                           /s/ Gerald J. Kitchen
                                          -------------------------------------
                                           Gerald J. Kitchen
                                           Executive Vice President,
                                           General Counsel,
                                           Chief Administrative Officer
                                           and Secretary

Monterey, California
May 20, 2002

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED HEREBY, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AND 10-K/A FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (WITHOUT EXHIBITS). REQUESTS SHOULD BE MADE TO MR. GERALD J. KITCHEN, EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL, CHIEF ADMINISTRATIVE OFFICER AND SECRETARY, 2511 GARDEN ROAD, SUITE 200, MONTEREY, CALIFORNIA 93940.

CENTURY ALUMINUM                                     000000  0000000000  0  0000

                                                     000000000.000 ext
                                                     000000000.000 ext
                                                     000000000.000 ext
                                                     000000000.000 ext
                                                     000000000.000 ext
                                                     000000000.000 ext
                                                     000000000.000 ext


MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

                                                     HOLDER ACCOUNT NUMBER

                                                     C 1234567890     J N T
                                                     [BAR CODE]

Use a black pen. Mark with an X inside the grey areas as shown in this example. [X]

[ ] Mark this box with an X if you have made changes to your name or address details above.

ANNUAL MEETING PROXY CARD

A.  ELECTION OF DIRECTORS FOR TERM TO EXPIRE IN 2005

1.  The Board of Directors recommends a vote FOR the listed nominees.

                              FOR      WITHHOLD

01 - Craig A. Davis           [ ]        [ ]

02 - William R. Hampshire     [ ]        [ ]

B.   ISSUES

The Board of Directors recommends a vote FOR the following proposals.

                                                       FOR     AGAINST   ABSTAIN

2. Proposal to ratify the appointment of Deloitte &
   Touche LLP as auditors for fiscal year 2002.        [ ]       [ ]       [ ]

3. In their discretion, upon such other matters as
   may properly come before the meeting.               [ ]        [ ]       [ ]

Mark this box with an X if you plan to attend the annual meeting. [ ]

C. AUTHORIZED SIGNATURES - SIGN HERE - THIS SECTION MUST BE COMPLETED FOR YOUR INSTRUCTIONS TO BE EXECUTED.

Please sign exactly as name or names appear on this proxy. When signing as attorney, executor, administrator, trustee, custodian, guardian or corporation officer, give full title. If more than one trustee, all should sign.


-------------------------------------------------
Signature 1 - Please keep signature within the box

-------------------------------------------------
Signature 2 - Please keep signature within the box

-------------------------------------------------
Date (dd/mm/yyyy)

            /           /
-------------------------------------------------

1 U P X                                         A695

PROXY - CENTURY ALUMINUM COMPANY

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING, JUNE 25, 2002

The undersigned appoints Gerald J. Kitchen and Peter C. McGuire the proxies (each with power to act alone and with power of substitution) of the undersigned to vote at the Annual Meeting of Stockholders of Century Aluminum Company to be held at the executive offices of the Company, Monterey, CA at 9:00 a.m., local time, on Tuesday, June 25, 2002, and at any adjournment, all shares of stock which the undersigned is entitled to vote thereat upon all matters properly brought before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

YOUR VOTE IS IMPORTANT!

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)